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Exhibit Number 99:

VARIAN ASSOCIATES COMPLETES PURCHASE GE MEDICAL SYSTEMS'
RADIOTHERAPY SERVICE AND SUPPORT ORGANIZATION

        PALO ALTO, Calif., - December 5, 1997 - Varian Associates, Inc., today announced that it has completed its acquisition of GE Medical Systems' radiotherapy service and support organization. The purchase price was not disclosed.

        The transaction covers all GE Medical Systems' radiotherapy service and support activities for an installed base of more than 400 medical linear accelerator systems and 340 treatment planning products at hospitals and clinics worldwide. The unit's current work force of approximately 160 service professionals, technical support personnel, and support staff has transferred to similar positions with Varian.

        The operation will continue to be based in leased facilities in Buc, France, near Paris, where about a quarter of the employees are located, said Executive Vice President Richard M. Levy, who heads Varian's health care business. According to Levy, field office locations will also remain essentially the same, so there should be no disruption of service or support activity for customers.

        Levy said Pierre Anthouard, who served as assistant general manager of GE Medical Systems for five years, has joined Varian and will head the newly acquired unit as Managing Director, Varian Oncology Services Generale.


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        "The purchase is highly complementary, and will have benefits for customers as well as employees," said Levy. "Joining Varian offers these new employees the opportunity to grow within a larger and more specialized service organization. The move also simplifies life for customers with both Varian and GE equipment, who can have their requirements met through a single source. It's truly a win-win situation for everyone involved."